Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of

Planet Payment, Inc.

Long Beach, New York

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-175705 of our report dated March 30, 2012 (May 23, 2012 as to the effect of the retrospective application of Financial Accounting Standard Board Accounting Standard Update 2011-05 discussed in Note 3) relating to the consolidated financial statements of Planet Payment, Inc. and subsidiaries (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standard Board Accounting Standard Update 2011-05, Presentation of Comprehensive Income, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of the Company, in Schedule II on page F-48. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 23, 2012